Exhibit 107

Calculation of Filing Fee Table

424(b)(5)

(Form Type)

Santander UK Group Holdings plc
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(1)
Newly Registered Securities
Fees to Be Paid	Debt	1,500,000,000 6.833% Fixed Rate/Floating Rate Notes due 2026	Rule 457(r)	$1,500,000,000	100%	$1,500,000,000	0.0001102	$165,300
Total Offering Amounts						$1,500,000,000		$165,300
Total Fees Previously Paid								-
Total Fee Offsets								-
Net Fee Due								$165,300

(1) The registration fee is calculated in accordance with Rule 457(r) under the Securities Act of 1933.